Exhibit 99.24(b)10

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Service Agreements and Other Service Providers” and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information and to the use of our reports (1) dated February 20, 2013, with respect to the consolidated financial statements of Thrivent Financial for Lutherans, (2) dated April 22, 2013, with respect to the financial statement schedules of Thrivent Financial for Lutherans listed on pages F-42 through F-44 of the Registration Statement and (3) dated April 22, 2013, with respect to the financial statements of Thrivent Variable Annuity Account I included in Post-Effective Amendment No. 16 to the Registration Statement (Form N-4, #333-89488) for the registration of the Flexible Premium Deferred Variable Annuity offered by Thrivent Financial for Lutherans.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota

April 22, 2013